UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – April 24, 2009

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip Code)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2009, IEC Electronics Corp. ("IEC" or the "Company") entered into an Employment Agreement (the "Employment Agreement") for the continued employment of W. Barry Gilbert as the Company's Chief Executive Officer for the period from April 24, 2009 until December 31, 2010, or such date as may be mutually agreed between the parties, unless earlier terminated (the "CEO Term").  Mr. Gilbert has been the Company's Chief Executive Office since June 2002.  In addition, the Employment Agreement provides that upon the expiration of the CEO Term, the Company will employ Mr. Gilbert as an Advisor to the Board for a period terminating on December 31, 2020, unless earlier terminated (the "Advisory Term").

During the CEO Term, Mr. Gilbert will receive an annual base salary of $275,000, which shall be subject to annual review for increases, and he shall be eligible to receive such equity awards as may be determined in the sole discretion of the Board of Directors.  During the Advisory Term, Mr. Gilbert will receive an annual compensation of $62,500.

At any time during both the CEO Term and the Advisory Term, Mr. Gilbert will have the right to earn and receive up to three additional cash incentive payments of $125,000, each one payable in the manner described in the Employment Agreement upon the achievement of certain performance conditions:

(i)           the listing of IEC's shares on any National Exchange (as defined in the Employment Agreement);

(ii)           if and when IEC's Daily Stock Price (as defined in the Employment Agreement) closes at $2.00 or more greater than the Listing Price (as defined in the Employment Agreement) for any 20 trading days during any 30 consecutive trading day period;

(iii)           if and when IEC's Daily Stock Price (as defined in the Employment Agreement) closes at $4.00 or more greater than the Listing Price (as defined in the Employment Agreement) for any 20 trading days during any 30 consecutive trading day period.

During the CEO Term, Mr. Gilbert will be eligible to participate in IEC's incentive plans and programs on the same basis as other senior executives.

During both the CEO Term and the Advisory Term, Mr. Gilbert will be eligible to participate in such health and other group insurance and other employee benefit plans on the same basis as other senior executives and IEC will pay the full cost of medical insurance for Mr. Gilbert and his wife.  In addition, subject to certain limitations and conditions, including increases and reductions in face amounts, as set forth in the Employment Agreement, during both the CEO Term and the Advisory Term, the Company will maintain certain life insurance policies payable to Mr. Gilbert's estate or designated beneficiary.  In 2009, the aggregate face value of these policies is $1,750,000.

In addition to the above terms, the Employment Agreement provides for severance compensation upon termination of Mr. Gilbert's employment.  Circumstances that would trigger payments or the provision of other benefits include:

•
termination during CEO Term by IEC without Cause (as defined in the Employment Agreement) or by Mr. Gilbert for Good Reason (as defined by the Employment Agreement) or due to a Change in Control (as defined in the Employment Agreement);

•	termination by IEC during Advisory Term without Cause or by Mr. Gilbert for Good Reason;
•	termination upon death
•	termination for Disability (as defined in the Employment Agreement) during CEO Term;
•	termination for Disability during Advisory Term;

The Employment Agreement also contains provisions which are customary for executive employment agreements of this type.  These include covenants relating to confidentiality and non-competition.

The foregoing description of the Employment Agreement between the Company and Mr. Gilbert is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

10.1	Employment Agreement between the Company and W. Barry Gilbert effective April 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: April 29, 2009	By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman, Chief Executive Officer